FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES RECORD 2012 THIRD QUARTER RESULTS
54.9% Increase in Third Quarter Net Income on 28.5% Increase in Revenue

Edgewood, NY – November 9, 2012 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today announced record results for the 2012 third quarter and nine months ended September 30, 2012.

Third Quarter 2012 vs. 2011*
•	Revenue increased 28.5% to $21,340,831 from $16,607,638;
•	Gross margin was 27.2% as compared to 25.1%;
•	Pre-tax income increased 59.0% to $4,025,437, compared to $2,531,042; and,
•	Net income increased 54.9% to $2,795,437, or $0.33 per diluted share, compared to $1,805,042, or $0.25 per diluted share.

Nine Months 2012 vs. 2011*
•	Revenue increased 23.7% to $61,916,552 from $50,043,470;
•	Gross margin was 26.7% as compared to 24.5%;
•	Pre-tax income increased 62.1% to $10,759,775, compared to $6,637,907; and,
•	Net income increased 56.2% to $7,410,775 or $0.96 per diluted share, compared to $4,743,907 or $0.66 per diluted share.

* Diluted earnings per share for the current third quarter and nine month periods were calculated on 18.4% and 7.6% more shares outstanding than in the prior year periods, respectively, due to the Company’s 1.2 million share public offering completed in July 2012.

Edward J. Fred, CPI Aero’s President & CEO, stated, “The increase in revenue for the three and nine month periods was primarily the result of work performed for commercial contracts, specifically for the production of leading edges for the Gulfstream G650 and preliminary work on the production of flaps and inlets for the HondaJet Advanced Light Jet.

“The increase in third quarter and nine month revenue resulted in 54.9% and 56.2% increases in net income, respectively, as two of our long-term contracts, the NGC E-2D program and the Gulfstream G650 program, are in full scale production and unlike last year, we no longer incur excess costs related to engineering and design changes for these contracts.   As a result, our gross margin for both 2012 third quarter and nine month periods was substantially ahead of the same periods of last year and should remain at these levels in the final quarter of the year.

“Our selling, general and administrative expenses as a percent of revenue for the third quarter and nine months decreased to 7.6% and 8.6%, respectively, as compared to 9.2% and 10.8%, respectively, in the same periods of last year, mainly due to changes we implemented earlier this year in our policy of issuing stock options to our board of directors.”

Mr. Fred added, “As of November 7, 2012, we received approximately $68.9 million of new contract awards, of which approximately $63.0 million was for government subcontract awards, as compared to a total of $81.5 million of new contract awards, of all types, in the same period last year.”

Included in new contract awards are:
•	A $12.7 million purchase order from Boeing for assemblies on the A-10 aircraft.
•
A $10.7 million order from Goodrich Corporation to supply structural aerospace assemblies; for the first time in CPI Aero’s history, this contract gives the Company the authority to design modifications to the structure it is manufacturing.

•	An $18.8 million long-term agreement with Sikorsky to manufacture gunner window assemblies for the BLACK HAWK helicopter.
•	A $5 million initial order as part of an approximately $41 million long-term contract with Cessna to supply structural assemblies, predominately wing spars, for the Citation X aircraft.

Mr. Fred added, “We look forward to additional orders from both existing and prospective customers, as we have approximately $958 million in unawarded solicitations as of November 5, 2012, on which we have bid.  Unawarded solicitations include two bids with an aggregate value of approximately $647 million to an international aerospace company for work on the Boeing 787.”

Mr. Fred went on to say, “Our third quarter results were in line with expectations.  We are projecting a much stronger fourth quarter, as our newest contracts begin to generate revenue and profits.  Although our 2012 guidance has factored in the current defense budget environment, due to military budget uncertainties for 2013, specifically the effect of the cuts mandated by the Budget Control Act of 2011 (commonly called “sequestration”), many prime contractors in the aerospace and defense sector, including our customers, have been delaying the release of new orders to subcontractors.  As a result of these delays, some revenue expected in 2012 is now projected for 2013.  Therefore, we are revising our 2012 revenue guidance only and now project revenue to be between $92 million and $93 million as compared to $95 million to $98 million.  However, gross margin for 2012 is expected to be at the high end of our range of 25%-27%, which will allow us to achieve our net income guidance of $12 million.”

Discussing the outlook for 2013, Mr. Fred added, “As is the case for our industry peers, it remains unclear whether sequestration will take effect in January 2013 and what the impact of even deeper cuts in defense spending will have on CPI Aero’s existing and projected defense contracts.  We plan to announce our 2013 guidance once the federal budget situation becomes sufficiently defined.”

Mr. Fred concluded, “Finally, to support our continued growth, this summer we raised approximately $13.5 million through a public offering, which has given us greater financial flexibility.  We used $4 million of the net proceeds to repay a portion our revolver and as of September 30, 2012, we have credit lines in place with a combined borrowing capacity of $22.5 million.

Conference Call
CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call today, Wednesday, November 7, 2012 at 10:00 am ET to discuss third quarter results as well as recent corporate developments.  After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About CPI Aero
CPI Aero is engaged in the contract production of structural aircraft parts for leading prime defense contractors, the U.S. Air Force, and other branches of the armed forces. CPI Aero also acts as a subcontractor to prime aircraft manufacturers in the production of commercial aircraft parts. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the A-10 Thunderbolt attack jet, the Gulfstream G650, the UH-60 BLACK HAWK helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, AH-1Z ZULU attack helicopter, the HondaJet-Advanced Light Jet, the MH-53 and CH-53 variant helicopters, the C-5A Galaxy cargo jet, and the E-3 Sentry AWACS jet. CPI Aero is included in the Russell 2000® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2011 and Forms 10-Q for the quarters ended March 31, 2012 and June 30, 2012.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati
(631) 586-5200	(212) 836-9611
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenue	$21,340,831	$16,607,638	$61,916,552	$50,043,470
Cost of Sales	15,536,407	12,440,033	45,379,099	37,780,959
Gross profit	5,804,424	4,167,605	16,537,453	12,262,511
Selling, general and administrative expenses	1,615,888	1,525,386	5,290,999	5,408,273
Income from operations	4,188,536	2,642,219	11,246,454	6,854,238
Interest expense	163,099	111,177	486,679	216,331
Income before provision for income taxes	4,025,437	2,531,042	10,759,775	6,637,907
Provision for income taxes	1,230,000	726,000	3,349,000	1,894,000
Net income	$2,795,437	$1,805,042	$7,410,775	$4,743,907

Change in unrealized gain (loss) - interest rate
swap	(1,490)	5,732	(33,836)	17,000
Comprehensive income	$2,793,947	$1,810,774	$7,376,949	$4,760,907
Earnings per common share – basic	$0.33	$0.26	$0.99	$0.69

Earnings per common share – diluted	$0.33	$0.25	$0.96	$0.66

Shares used in computing earnings per common share:
Basic	8,347,086	6,915,313	7,510,581	6,853,073
Diluted	8,476,691	7,158,715	7,684,508	7,138,801

CPI AEROSTRUCTURES, INC.
CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash	$1,072,107	$878,200
Accounts receivable, net	8,858,740	4,285,570
Costs and estimated earnings in excess of billings on uncompleted contracts	96,208,681	79,010,362
Deferred income taxes	257,000	257,000
Prepaid expenses and other current assets	397,637	662,326
Total current assets	106,794,165	85,093,458

Plant and equipment, net	2,956,666	2,629,569
Deferred income taxes	1,159,000	1,105,000
Other assets	108,080	112,080
Total Assets	$111,017,911	$88,940,107

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,897,673	$11,998,244
Accrued expenses	405,728	994,398
Current portion of long-term debt	1,724,265	887,380
Line of credit	16,600,000	16,100,000
Income taxes payable	1,723,292	2,802,000
Deferred income taxes	125,000	125,000
Total current liabilities	29,475,958	32,907,022

Long-term debt, net of current portion	3,581,970	889,239
Deferred income taxes	660,000	660,000
Other liabilities	575,671	457,639
Total Liabilities	34,293,599	34,913,900

Commitments

Shareholders’ Equity:
Common stock - $.001 par value, authorized 50,000,000 shares, issued 8,353,469 and 7,079,638 shares, respectively, and outstanding 8,353,469 and 6,946,381 shares, respectively	8,353	7,080
Additional paid-in capital	49,525,930	35,346,273
Retained earnings	27,245,627	19,834,852
Accumulated other comprehensive loss	(55,598)	(21,772)
Treasury stock, 0 and 133,257 shares, respectively (at cost)	----	(1,140,226)
Total Shareholders’ Equity	76,724,312	54,026,207
Total Liabilities and Shareholders’ Equity	$111,017,911	$88,940,107

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